Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Howard Hoffman
Corporate Communications
(609) 520-4765

DOW JONES REPORTS IMPROVED REVENUE

AND PROFIT FOR SECOND QUARTER 2006

Provides 3rd Quarter Outlook

NEW YORK (July 20, 2006)-Dow Jones & Company (NYSE: DJ) today reported that it earned 34 cents per diluted share during the second quarter of 2006, compared with 1 cent per diluted share in the second quarter of 2005.  Excluding the special items explained herein, the Company earned 39 cents per diluted share during the second quarter of 2006, up 14.7% over the 34 cents per diluted share earned in the second quarter of 2005.

Revenue of $481.2 million increased 5.9% over the second quarter of 2005, with gains at each of the company’s three business segments led by increased revenue at the U.S. Wall Street Journal, Dow Jones Online and Dow Jones Newswires.  Operating income increased 33.1% to $51.8 million from $38.9 million in the second quarter of 2005 due to operating improvements and the impact of restructuring charges and other items. Excluding restructuring charges and other items, operating income increased 16.5% compared to the second quarter of 2005, driven by improved performance at Consumer and Enterprise Media, partially offset by a decline at Community Media.

Special Items: As further explained in the attached Notes to Financial Information, in the second quarter of 2006, the Company recorded special items netting to a loss of $6.8 million (5 cents per share), reflecting a $9.9 million pretax restructuring charge in connection with a reorganization of the Company’s operations partially offset by a $3.1 million pretax gain on the sale of certain fixed assets.  The Company expects the annual pretax cost savings related to this reorganization to be approximately $15 million beginning in 2007.

In the second quarter of 2005, the Company recorded special items netting to a loss of 33 cents per diluted share, including: a charge of 44 cents related to the disposal of its equity interest in CNBC International and CNBC World; a loss of 8 cents for restructuring charges for workforce reductions primarily related to the repositioning of the Company’s international print and online operations; a loss of 1 cent for accretion of a discount on a contract-guarantee obligation; a gain of 11 cents from the sale of the Company’s non-strategic minority interest in F.F. Soucy, and a gain of 10 cents on the unwinding of the remaining shareholdings between Handelsblatt and The Wall Street Journal Europe.  Please refer to the attached for additional income statement and other financial information.

Commenting on second quarter results, Rich Zannino, chief executive officer of Dow Jones, said, “We continued to buck industry trends in the second quarter, posting a 5.9% increase in revenue and 14.7% increase in EPS before special items.  For the first six months of 2006, revenue was up 7.7% and EPS before special items was up 17.8%.  This short term performance is especially gratifying given that it comes on top of dilution from Weekend Edition, where we are investing to fuel long term profitable growth.

Mr. Zannino concluded:  “As evidenced by our results so far in 2006, our new leadership team is successfully executing a full slate of business initiatives.  At the same time, we’re developing bold new ones as we pursue our vision to be the world’s best provider of high quality, indispensable and conveniently accessible business and related content wherever, whenever and however our customers want it, consistently generating superior value to all our customers, shareholders and employees.”

Dow Jones said it estimates third quarter 2006 earnings per share before special items to be in the low teens cents per share range compared to the 12 cents per share earned in the third quarter of 2005.  In line with this estimate, the Company expects total linage at the U.S. Wall Street Journal will be up in the mid-to-upper single digit percentage range compared to the third quarter 2005, with Journal advertising revenue up slightly more than the linage increase.  Based on currently known and quantified special items in the third quarter of 2006, the Company expects reported earnings per share to be in the low teens cents per share range, compared with 12 cents per share earned in the third quarter of 2005.

Segment Results

Consumer Media revenue of $291.2 million in the second quarter of 2006 increased 8.9% versus the same period a year ago on a 10.3% increase in advertising revenue and a 5.9% gain in circulation and other revenue.  Operating income grew 47.0% to $19.6 million due to improved performance at the print Journal and Dow Jones Online, partially offset by expected losses for Weekend Edition.  Operating margin of 6.7% in the second quarter of 2006 was up from the previous year’s 5.0%.  Advertising revenue at the U.S. Wall Street Journal print edition increased 11.8% in the second quarter (up 17.4% in June), on a linage increase of 11.2% (up 17.9% in June).  Dow Jones Online advertising revenue increased 22.9% in the quarter.  The 5.9% gain in circulation and other revenue at Consumer Media was driven by increases at the print Journal and at the Online Journal and Barron’s Online.

Enterprise Media revenue of $98.2 million in the second quarter of 2006 increased 1.8% over the same period a year ago, primarily driven by increased revenue at Dow Jones Newswires, partially offset by declines at Dow Jones Licensing.  Operating income of $26.3 million in the second quarter of 2006 increased 13.0% over last year.  Operating margin of 26.8% in the second quarter of 2006 was up 260 basis points from the previous year’s 24.2%.  Terminal counts at Newswires were 300,000, up 4.9% from the same period last year.

Community Media revenue of $91.8 million in the second quarter of 2006 was up 1.7% from the same period a year ago.  Advertising revenue in the second quarter 2006 increased 2.3% (up 3.7% in June) as a 44% increase in online ad revenue, increased ad rates and higher preprint and other ad revenue more than offset a 5.5% decline in advertising volume (down 4.2% in June).  Operating income of $21.6 million declined $1 million, or 4.5%, mainly due to higher employee pension costs, marketing and depreciation expense.  Consequently, the operating margin in the quarter was 23.5%, down 150 basis points versus 25.0% last year.

The Company ended the second quarter of 2006 with $674 million in debt compared to $714 million at the end of the first quarter 2006 and $517 million at the end of the second quarter of 2005.  The increase in debt levels versus prior year is primarily due to $202 million in debt incurred in the first quarter of 2006 to finance the Company’s litigation settlement with Cantor Fitzgerald Securities and Market Data Corp.

As previously announced, the Company will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of the Company’s Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-9205.   A replay of the conference call and the full text of the prepared remarks will be available on the Company’s Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," “plan,” "outlook," "guidance," "forecast" and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal Franchise's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting, its growth initiatives and its new organizational structure; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by some consumers and by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers; with respect to the new Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected in its first two years of operation, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)
	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Reported results:
Revenues	$481,185	$454,198	$933,400	$866,270

Operating income	$51,771	$38,896	$53,210	$55,865

Net income	$28,761	$861	$90,279	$9,041

Effective tax rate	38.1%	96.0%	15.8%	74.5%

Diluted EPS	$.34	$.01	$1.08	$.11

Excluding items described in Note 3:
Operating income	$58,565	$50,263	$80,882	$67,232

Net income	$32,812	$28,020	$44,199	$37,499

Effective tax rate	38.4%	40.3%	38.8%	39.7%

Diluted EPS	$.39	$.34	$.53	$.45

EPS percentage change	14.7%	(17.1)%	17.8%	(28.6)%

See notes to financial information on page 11.

Reconciliation of third quarter earnings outlook:
	Quarters Ended September 30
	2006 Guidance	2005 Actual

Reported earnings per share	low teens	$ .12

Adjusted to remove:
Contract guarantee	-	(.01)
Certain income tax matters	-	.01
EPS before special items	low teens	$ .12

**Based on special items currently anticipated.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Revenues*:
Advertising	$270,378	$249,876	$518,050	$467,620
Information services	96,343	94,134	190,765	183,577
Circulation and other	114,464	110,188	224,585	215,073
Total revenues	481,185	454,198	933,400	866,270

Expenses:
News, production and technology	142,252	141,166	283,136	276,427
Selling, administrative and general	165,693	159,129	341,493	319,314
Newsprint	35,663	31,086	70,829	59,287
Print delivery costs	53,857	46,184	106,707	90,550
Depreciation and amortization	25,155	26,370	50,353	53,460
Restructuring and other items, net	6,794	11,367	27,672	11,367
Total operating expenses	429,414	415,302	880,190	810,405

Operating income	51,771	38,896	53,210	55,865

Other income (expense):
Investment income	109	190	283	485
Interest expense	(8,529)	(4,903)	(14,444)	(8,912)
Equity in earnings of associated companies	3,503	1,832	6,482	2,566
Write-down of equity investments	-	(35,865)	-	(35,865)
Gain on disposition of investments	-	22,862	-	22,862
Contract guarantee	-	(1,117)	62,649	(2,416)
Other, net	(383)	(486)	(960)	853

Income before income taxes	46,471	21,409	107,220	35,438
Income taxes	17,710	20,548	16,941	26,397
Net income	$28,761	$861	$90,279	$9,041

Net income per share:
Basic	$.35	$.01	$1.08	$.11
Diluted	.34	.01	1.08	.11

Weighted-average shares outstanding:
Basic	83,242	82,714	83,209	82,474
Diluted	83,667	83,200	83,617	82,970

* Dow Jones Online subscription revenue was reclassified for all periods presented from Information Services revenue to Circulation revenue.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

(dollars in thousands)	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Revenues:
Consumer media(1)	$291,184	$267,418	$566,915	$510,475
Enterprise media(2)	98,190	96,490	195,046	187,343
Community media(3)	91,811	90,290	171,439	168,452
Consolidated revenues	$481,185	$454,198	$933,400	$866,270

Operating income (loss):
Consumer media	$19,557	$13,300	$17,140	$6,394
Enterprise media	26,330	23,309	49,846	44,624
Community media	21,583	22,603	31,917	35,933
Corporate	(8,905)	(8,949)	(18,021)	(19,719)
Segment operating income	58,565	50,263	80,882	67,232

Restructuring and other items, net	(6,794)	(11,367)	(27,672)	(11,367)
Consolidated operating income	$51,771	$38,896	$53,210	$55,865

Operating margin:
Consumer media	6.7%	5.0%	3.0%	1.3%
Enterprise media	26.8%	24.2%	25.6%	23.8%
Community media	23.5%	25.0%	18.6%	21.3%
Segment operating margin	12.2%	11.1%	8.7%	7.8%

Depreciation and amortization (D&A):
Consumer media	$16,418	$17,574	$32,786	$36,004
Enterprise media	5,325	5,678	10,825	11,361
Community media	3,381	3,080	6,679	6,020
Corporate	31	38	63	75
Consolidated D&A	$25,155	$26,370	$50,353	$53,460

(1) Consumer media includes The Wall Street Journal Franchise (including domestic and international print, online, television and radio); Barron’s Franchise (including print, online and conferences); and MarketWatch Franchise (including online, newsletter, television and radio).

(2) Enterprise media includes Dow Jones Newswires, Dow Jones Financial Information Services, Dow Jones Licensing Services and Dow Jones Indexes/Ventures.
(3) Community media includes the Company’s portfolio of 15 daily and 19 weekly Ottaway community newspaper properties in nine states.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Consumer media:
U.S. media (1):
Advertising	$187,470	$168,252	$365,642	$317,708
Circulation and other	84,630	79,045	165,876	155,834
Total U.S. media	272,100	247,297	531,518	473,542

International media (2):
Advertising	11,739	12,339	21,184	22,137
Circulation and other	7,345	7,782	14,213	14,796
Total international media	19,084	20,121	35,397	36,933

Total consumer media
Advertising	199,209	180,591	386,826	339,845
Circulation and other	91,975	86,827	180,089	170,630
Total consumer media	$291,184	$267,418	$566,915	$510,475

Enterprise media:
Dow Jones Newswires/FIS:
North America	$47,620	$47,130	$94,805	$92,870
International	19,656	17,389	38,017	34,141
Dow Jones Newswires/FIS	67,276	64,519	132,822	127,011

Dow Jones Indexes/Ventures	17,609	17,280	35,331	33,122
Dow Jones Licensing Services	13,305	14,691	26,893	27,210
Total enterprise media	$98,190	$96,490	$195,046	$187,343

Community media:
Advertising	$70,301	$68,742	$129,685	$126,690
Circulation and other	21,510	21,548	41,754	41,762
Total community media	$91,811	$90,290	$171,439	$168,452

Total segment revenues	$481,185	$454,198	$933,400	$866,270

(1) Includes the domestic Wall Street Journal Franchise (including print, online, television and radio);  Barron’s Franchise (including print, online and conferences); and MarketWatch Franchise (including online, newsletters, television and radio).

(2) Includes the international editions of the Journal and the Far Eastern Economic Review.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Statistical Information
(Unaudited)

(amounts in thousands)	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Advertising revenue and volume increase/(decrease) (1):
The Wall Street Journal:
Total advertising revenue	11.8%	(6.6)%	14.7%	(7.2)%
Total advertising volume	11.2%	(6.3)%	13.0%	(7.1)%
General	9.5%	(2.4)%	10.0%	2.0%
Technology	6.9%	(18.7)%	4.1%	(19.1)%
Financial	9.6%	(15.5)%	10.9%	(22.1)%
Classified	17.4%	5.6%	24.1%	3.7%

International advertising revenue (2)	(4.9)%	(11.8)%	(4.3)%	(14.6)%

Barron’s advertising revenue	(6.0)%	(3.0)%	5.4%	(7.2)%
Barron's advertising volume	(13.1)%	(8.3)%	(3.7)%	(10.6)%

Ottaway advertising revenue	2.3%	3.7%	2.4%	2.8%
Ottaway Newspapers linage	(5.5)%	(0.1)%	(5.4)%	(1.2)%

Dow Jones Online statistics:
Dow Jones Online advertising revenue (3)	22.9%	128.5%	24.3%	133.4%
WSJ.com paid subscriptions	765	744	765	744
Barrons.com paid subscriptions	68	n/a	68	n/a

Average monthly unique visitors to WSJ.com	3,519	3,791	3,736	3,714
WSJ.com average monthly page views	107,421	93,836	108,517	89,757

Average monthly unique visitors to MarketWatch.com	5,402	5,948	5,581	6,552
MarketWatch.com average monthly page views	200,523	182,296	205,966	191,974

Average monthly unique visitors to Dow Jones Online(4)	7,836	8,654	8,187	9,137
Dow Jones Online average monthly page views	311,841	276,132	318,813	281,730

Other:
Dow Jones Newswires terminals	300	286	300	286

(1) General, technology and financial advertising for 2005 was reclassified to conform to the current year presentation.
(2) Includes the international editions of the Journal and the Far Eastern Economic Review.
(3) Includes MarketWatch, which was acquired January 21, 2005. On a pro-forma basis, advertising revenues in the first half of 2006 and 2005 were up 19% and 16%, respectively.
(4) Average monthly unique visitors to Dow Jones Online is from NielsenNetRatings and includes WSJ.com,
MarketWatch.com, BigCharts.com, Barron's Online, and the Journal's other vertical websites.

Dow Jones & Company, Inc.

Notes to Financial Information

1.  The Company’s calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s performance relative to prior periods and its competitors.

2.  Effective February 22, 2006, the Company established a new organizational structure pursuant to which it organizes and reports its business segments to better align its businesses with the markets they serve.  The Company was previously organized around its channels of distribution – print publishing, electronic publishing and community newspapers.  Now, it is organized around its distinct brands (franchises), customers and markets with its business and financial content media organizations reported in two separate segments – Consumer Media and Enterprise Media, and its local general-interest community newspapers and their online media properties reported in the Community Media segment.  This new approach better aligns the Company’s organizational structure, leadership team, and franchises with its strategic and financial goals.  Previously reported segment results of operations were restated to reflect these changes, which did not impact total consolidated results of operations.  The Company continues to report certain administrative activities under corporate.

Consumer media comprises primarily The Wall Street Journal franchise (including domestic and international print, online, television and radio); and the relatively smaller Barron’s (including print, online and conferences) and MarketWatch franchises (including online, newsletters, television and radio).  The consumer media segment is an integrated business that offers business and financial information content to the consumer market around the globe.  It sells this content to gain readership and ultimately to earn revenue from advertisers and those readers.  The Company manages consumer media as one segment as their products largely comprise the global WSJ brand, and its sales, newsgathering and most production efforts are centralized and shared across the different editions and our various offerings in the segment are highly integrated.

Enterprise media is managed as one segment as it comprises product offerings under the Dow Jones brand and offers business and financial information content to other businesses and financial professionals around the globe.  Enterprise media’s revenues are primarily subscription-based and are comprised of Dow Jones Newswires, Dow Jones Financial Information Services, Dow Jones Indexes and Reprints/Permissions and Dow Jones Licensing Services.

Community media includes the operations of Ottaway Newspapers, which publishes 15 daily newspapers and over 30 weekly newspapers and “shoppers” in nine states in the U.S.

3.  The following table reconciles reported results to income adjusted for special items for the three and six months ended June 30, 2006 and 2005:

	Three Months Ended June 30
(in millions, except	2006				2005
per share amounts)	Operating	Net		EPS	Operating	Net	EPS

Reported income	$51.8	$28.8		$.34	$38.9	$0.9	$.01
Adjusted to remove:
Included in operating income:
Restructuring and other items, net (a)	(6.8)	(4.1)		(.05)	(11.4)	(6.9)	(.08)
Included in non-operating income:
Contract guarantee (b)						(1.1)	(.01)
Gain on disposition of
investments (c)						17.7	.21
Write-down of investments (d)						(36.7)	(.44)
Adjusted income	$58.6	$32.8	*	$.39	$50.3	$28.0 *	$.34 *

Dow Jones & Company, Inc.

Notes to Financial Information

	Six Months Ended June 30
(in millions, except	2006				2005
per share amounts)	Operating	Net		EPS	Operating		Net	EPS

Reported income	$53.2	$90.3		$1.08	$55.9		$9.0	$.11
Adjusted to remove:
Included in operating income:
Restructuring and other items, net (a)	(27.7)	(16.6)		(.20)	(11.4)		(6.9)	(.08)
Included in non-operating income:
Contract guarantee (b)		62.6		.75			(2.4)	(.03)
Gain on disposition of
investments (c)							17.7	.21
Write-down of investments (d)							(36.7)	(.44)
Adjusted income	$80.9	$44.2	*	$.53	$67.2	*	$37.5 *	$.45

*The sum of the individual amounts does not equal total due to rounding.

(a) Restructuring and other items, net :

2006

During the second quarter of 2006 , the Company recorded a net charge of $ 6.8 million , reflecting a restructuring charge of $9.9 million ($6 million, net of taxes), partially offset by a gain of $3.1 million ($1.9 million, net of taxes) on the sale of certain fixed assets.  The restructuring primarily reflected the elimination of certain positions in technology, circulation and administrative support in favor of outsource vendors.  In total, approximately 250 full-time employees were affected.

During the first quarter of 2006 , the Company recorded a charge of $ 20.9 million ($ 12.5 million, net of taxes) related to the reorganization of its business.   The charge primarily reflected employee severance related to the previously announced elimination of certain senior level positions, as well as additional workforce reduction s at other areas of the business identified as part of the reorganization during the first quarter .  In total, approximately 65 full-time employees were affected.

Dow Jones & Company, Inc.

Notes to Financial Information

2005

In the second quarter of 2005, the Company recorded a restructuring charge of $11.4 million ($6.9 million, net of taxes) primarily reflecting employee severance related to a workforce reduction of about 120 full-time employees.  Most of the charge relates to the Company’s efforts to reposition its international print and online operations but also included headcount reductions at other parts of the business.

Restructuring and other items are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring and other items allocable to each segment and corporate for the three and six months ended June 30, 2006 and 2005 were as follows:

(in thousands)	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

Consumer media	$7,712	$8,856	$19,313	$8,856
Enterprise media	1,446	1,698	5,072	1,698
Community media	(2,490)	-	(1,358)	-
Corporate	126	813	4,645	813
Total	$6,794	$11,367	$27,672	$11,367

(b) Contract guarantee:

On March 13, 2006, the Company entered into a definitive settlement agreement to conclude all litigation relating to its obligations under a contract guarantee issued in 1995 to Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  Pursuant to the settlement agreement, the Company agreed to pay an aggregate of $202 million to Cantor and MDC which was below the $265 million contractual obligation which the Company had previously reserved.  Accordingly, the Company recorded a benefit in the first quarter of 2006 of $62.6 million.

For tax purposes, the settlement payment was treated as a capital loss which the Company could carry forward for five years as an offset to capital gains.  The Company could not conclude that it was more likely than not that it would realize any net tax savings from capital loss carryforwards prior to their expiration and therefore established a full valuation allowance on the capital loss carryforward as of March 31, 2006.

In the first quarter of 2006, the Company paid $200 million of the settlement amount, while the remaining $2 million was paid in the second quarter of 2006.  The Company financed the payments with commercial paper.  Additionally, on March 27, 2006, the Company entered into a $250 million 18-month credit agreement to support this increased balance of commercial paper outstanding.

(c) Gain on disposition of investments:

2005

In April 2005, the Company concluded the sale of its 39.9% minority interest in F.F. Soucy Inc., a Canadian newsprint mill, to its majority owner, Brant-Allen Industries, Inc.  The proceeds from the sale price of $40 million in cash were used to reduce the Company’s commercial paper borrowings.  The Company recorded an after-tax gain of $9.4 million ($.11 per diluted share) in the second quarter.

During the second quarter of 2005, the Company and the von Holtzbrinck Group completed its exchange of cross shareholdings.  In exchange for the Company’s 10% interest in Handelsblatt, the Company received the remaining 10% minority interest in The Wall Street Journal Europe that it did not already own; an 11.5% increase in its interest in a Czech Republic business periodical, effectively increasing the Company’s interest to 23%; and $6 million in cash.  The Company recorded an after-tax gain of $8.3 million ($.10 per diluted share) in connection with the disposal of its interest in Handelsblatt.

Dow Jones & Company, Inc.

Notes to Financial Information

(d) Write-down of investments:

In December 2005, the Company completed the disposal of its 50% interests in both CNBC Europe and CNBC Asia (collectively CNBC International), as well as its 25% interest in CNBC World, to NBC Universal for nominal consideration pursuant to a July 2005 agreement.  Through 2006 the Company will continue to provide access to news resources and other services to CNBC International, nonexclusively.

In the second quarter of 2005, in connection with the binding agreement reached with NBC Universal, the Company determined that an other-than-temporary decline in the value of its investments in CNBC International and CNBC World had occurred and, as a result, the Company recorded a charge of $35.9 million ($36.7 million, including taxes), largely reflecting the write-down of the investments’ carrying value ($32 million), with the remainder primarily reflecting the additional firmly committed cash payment for which there was no future economic benefit to the Company.

4.  Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Factiva
Revenues	$71,604	$71,327	$142,366	$139,507
Operating income	2,427	3,668	5,208	7,346
Depreciation and amortization	2,400	2,919	4,875	5,699

SmartMoney
Revenues	$15,693	$13,798	$29,973	$26,556
Operating income	232	124	1,509	25
Depreciation and amortization	110	125	219	249